UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 7, 2005
KOMAG, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	0-16852	94-2914864

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1710 Automation Parkway
San Jose, California 95131

(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 576-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 7.01. Regulation FD Disclosure.
Komag, Incorporated (the “Company”) previously announced it will be presenting at the following investor conference:
     Lehman Brothers 2005 Global Technology Conference
     Thursday, December 8, 2005 at 4:00 p.m. PST (7:00 p.m. EST)
     In San Francisco, California
Live and archived webcast of the presentation will be available under Webcasts and Events in the Investors Section of Komag’s website at http://www.komag.com.
At the investment conference, the Company’s executives expect to provide updates regarding conditions in the hard disk industry. Specifically, the Company expects to make the following comments:
Market demand currently continues to be very strong. The Company believes supply of finished media and substrates continues to remain tight and that industry supply could be tighter exiting 2005 than entering the year.
The Company is continuing to run at full manufacturing capacity. The Company’s capacity expansion plans are on, or slightly ahead of schedule. The first new production equipment is fully installed, qualified and producing disks. The remaining equipment for this capacity expansion is expected to be delivered by the end of the fourth quarter of 2005 and qualified for production during the first quarter of 2006, resulting in total media capacity of 31 million disks per quarter.
Based on the current equipment installation and qualification schedule, there could be some modest upside to the Company’s manufacturing capacity in the fourth quarter of 2005, which may have the potential for some revenue improvement as compared to the prior guidance for the fourth quarter of 2005, if demand remains strong through the end of December 2005.
The Company’s second capacity expansion, targeted primarily for second half of 2006, is also on schedule to meet commitments to customers and to exit the fourth quarter of 2006 with total expected capacity of approximately 40 million disks per quarter. In addition, the Company recently entered into an incremental strategic expansion with an existing customer for a further modest capacity increase scheduled for early 2007.
This report contains forward-looking statements relating to expected market demand, levels of incremental new media capacity expected to be added by the Company in 2005, 2006, and 2007 and the Company’s expected potential for revenue improvements as compared to the prior guidance for the fourth quarter of 2005. These statements involve known and unknown risks and uncertainties that may cause the Company’s or its industry’s results, level of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These risks and uncertainties include, without limitation, the Company’s ability to achieve its operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and its customers of their obligations under the respective increased capacity arrangements, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Komag, Incorporated (Registrant)
Dated: December 7, 2005	By:	/s/ Kathleen A. Bayless
Kathleen A. Bayless
Senior Vice President, Chief Financial Officer